UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 2, 2015

GENOMIC HEALTH, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51541	77-0552594
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

301 Penobscot Drive, Redwood City, California  94063

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  (650) 556-9300

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)                                  On April 2, 2015, the Board of Directors of Genomic Health, Inc. (the “Company”), adopted the Genomic Health, Inc. Severance Plan for Executive Management (the “Plan”).  Under the Plan, each of the Company’s executive officers, as well as other senior level employees with titles of Vice President and above, are participants in the Plan and entitled to receive certain benefits under “double trigger” conditions in the event of certain terminations of employment in connection with a change of control of the Company.

Benefits will be payable to a participant if, during the period beginning with execution of a definitive agreement that results in a change of control of the Company within three months (or, if there is no such agreement, the date on which a change of control occurs) and ending on the first anniversary of the date on which a change of control occurs, the participant’s employment is terminated (a) by the Company other than for Cause (as defined in the Plan) or disability or (b) by the participant for Good Reason (as defined in the Plan).

The benefits so payable consist of the following (in addition to amounts accrued but unpaid at the time of termination):

•                  a single lump sum payment equal to the following percentages of base salary:  200% for the chief executive officer, 150% for executive and senior vice presidents, and 100% for vice presidents;

•                  the following number of months of the participant’s medical, dental and vision coverage under the Company’s health insurance plans: 24 months for the chief executive officer, 18 months for executive and senior vice presidents, and 12 months for vice presidents; and

•                  100% accelerated vesting of equity awards (other than awards subject to performance-based vesting).

Participants are not entitled to any tax “gross up” in respect of excise taxes, if any, which might arise under the “golden parachute” sections of the federal income tax law, and may be subject to a reduction in benefits if any such excise tax were applicable and the reduced benefit would maximize the after-tax payment to the participant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 7, 2015

GENOMIC HEALTH, INC.

By	/s/ G. Bradley Cole
Name:	G. Bradley Cole
Title:	Chief Financial Officer